Exhibit 99.1

DIGITAL ALLY, INC. ANNOUNCES 2019

FIRST QUARTER OPERATING RESULTS

LENEXA, Kansas (May 15, 2019) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced its operating results for the first quarter of 2019. An investor conference call is scheduled for 11:15 a.m. EDT on Wednesday, May 15, 2019 (see details below).

Highlights for Quarter Ended March 31, 2019

●	Revenues increased in first quarter 2019 to $2,550,796 from $2,378,287 in fourth quarter 2018 and $2,471,513 in first quarter 2018. The primary reason for the revenue increases in the first quarter 2019 is that our service revenues continued to improve. We plan to introduce a new product platform, the EVO-HD, specifically for in-car systems, in third quarter 2019 to address our competitors’ new product features. This new product platform will utilize advanced chipsets that will generate new and highly advanced products for our law enforcement and commercial customers. Our law enforcement revenues remain challenging due to price-cutting, willful infringement of our patents and other actions by our competitors and adverse marketplace effects related to the patent litigation.

●	We are concentrating on expanding our recurring service revenue to help stabilize our revenues on a quarterly basis. Our revenues from cloud storages have grown in recent quarters and reached approximately $179,500 in first quarter 2019, an increase of $34,100 (23%) over first quarter 2018. Additionally, our revenues from extended warranties have grown and were approximately $327,500 in first quarter 2019, compared to approximately $253,000 for the prior year period, an increase of approximately $75,000 (30%). We are pursuing several new market channels that do not involve our traditional law enforcement and private security customers, such as our NASCAR affiliation, which we believe will help expand the appeal of our products and service capabilities to new commercial markets. If successful, we believe that these new market channels could yield additional recurring service revenues for us in the future.

●	We have asserted two significant patent infringement lawsuits involving Axon and WatchGuard that have had significant impacts on our quarterly results primarily due to the timing and amount of legal fees expended on such lawsuits. The WatchGuard lawsuit has been settled, as noted below, while the Axon lawsuit remains active. Future quarterly results during 2019 and possibly beyond will continue to be impacted as the Axon case moves to trial. If the jury in the Axon lawsuit determines that Axon is infringing our patents, it would determine the amount of compensatory damages owed to us by the defendant and whether such damage awards should be trebled due to willful infringement by the defendant. In addition, there may be attempts by Axon to settle such lawsuit prior to the trial. Such jury awards and/or potential settlement prior to trial would likely have a significant impact on our quarterly operating results if and when it occurs. Axon has been and remains our primary target for its willful patent infringement of our “auto-activation” related patents. WatchGuard was an important first step, but Axon remains the market leader and the party most at risk from our patent litigation and now that we have settled the lawsuit with WatchGuard we can focus on holding Axon, its insurers and other responsible parties accountable for its conduct.

●	On May 14, 2019 we and WatchGuard announced that we had settled the pending patent infringement litigation. On May 26, 2016, we initiated a patent lawsuit in the U.S. District Court for the District of Kansas against WatchGuard for alleged infringement of the ‘292 Patent, the ‘452 Patent and the ‘950 Patent. On May 14, 2019, the parties resolved the dispute and executed a settlement agreement in the form of a Release and License Agreement. The litigation has been dismissed as a result of this settlement.

The resolution of the dispute includes the following key terms:

o	WatchGuard will pay us a one-time, lump sum settlement payment of six (6) million dollars.
o	We have granted WatchGuard a perpetual covenant not to sue if WatchGuard’s products incorporate agreed-upon modified recording functionality.
o	We have granted WatchGuard a license to the ‘292 Patent and “452 Patent (and related patents, now existing and yet-to-issue) through December 31, 2023. The parties have agreed to negotiate in good faith to attempt to resolve any alleged infringement that occurs after the license period expires.
o	The parties have further agreed to release each other from all claims or liabilities pre-existing the settlement.
o	As part of the settlement, the parties agreed that WatchGuard is making no admission that it has infringed any of Digital Ally’s patents.

Management Comments

“We are encouraged that our service- based revenues increased 31% from the prior year and continued our trend of growth in this area.,” stated Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc. “We are also very pleased that we have settled our lawsuit with WatchGuard. The settlement should serve notice to the industry that we are the rightful owner of “auto-activation” patents and that we intend to defend our patents and to hold infringing parties responsible for their actions. We believe that this settlement begins our process of monetizing our robust patent portfolio and specifically the “auto-activation” technology that we invented and patented. We have long been the leading company in developing new and advanced technologies used by our law enforcement and commercial customers, and competitors like Axon have felt it necessary to infringe on our patents rather than develop their own new technology.” concluded Ross.

First Quarter Operating Results

For the three months ended March 31, 2019, our total revenue increased by 3% to approximately $2.6 million, compared with revenue of approximately $2.5 million for the three months ended March 31, 2018. The primary reasons for the revenue increase in 2019 compared to 2018 was that our service-based revenues were up 31%. However, our law enforcement revenues declined over the prior period due to the willful infringement of our patents and other actions by our competitors and adverse marketplace effects related to the patent litigation. We will introduce our EVO-HD in 2019 with the goal of enhancing our product line features to meet these competitive challenges. Our gross margin increased 7% to $1,181,740 for the three months ended March 31, 2019 versus $1,109,394 in 2018. The gross margin increase is commensurate with the 3% increase in total revenues and a decline in our cost of sales as a percentage of revenues to 54% during the three months ended March 31, 2019 from 55% for the three months ended March 31, 2018.

Selling, General and Administrative (“SG&A”) expenses increased approximately 38% to $4,267,898 in the three months ended March 31, 2019 versus $3,082,710 a year earlier. The primary cause for the increase in SG&A expenses for the three months ended March 31, 2019 compared to the prior year was professional fees and expenses attributable to legal fees and expenses related to the Axon, WatchGuard and PGA lawsuits. The WatchGuard lawsuit was resolved and settled in May 2019; however, the Axon lawsuit remains active. The PGA lawsuit was resolved on April 17, 2019 and the cost to resolve this suit was accrued as of March 31, 2019. We expect that the legal fees related to the Axon litigation will remain high in 2019 as we proceed to trial. We intend to pursue recovery from Axon, its insurers and other responsible parties as appropriate.

We reported a net loss of ($3,205,174), or ($0.29) per share, in the first quarter of 2019, compared with a prior-year net loss of ($2,588,232), or ($0.37) per share.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. EDT on Wednesday May 15, 2019, to discuss its operating results for the first quarter 2019, along with other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 844-761-0863 and entering conference ID# 9081469 a few minutes before 11:15 a.m. EDT on Wednesday May 15, 2019.

A replay of the conference call will be available two hours after its completion, from May 15, 2019 until 11:59 p.m. on July 15, 2019 by dialing 855-859-2056 and entering the conference ID # 9081469.

For additional news and information please visit or follow us on Twitter @digitalallyinc and Facebook www.facebook.com/DigitalAllyInc

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to improve its revenue and operating results; whether it will be able to resolve its liquidity and operational issues; whether it will be able to achieve improved production and other efficiencies to restore its gross and operating margins in the future; whether the Company will be able to continue to expand into non-law enforcement markets and increase its service based revenue; whether the Company has resolved its product quality and supply chain issues; whether there will be commercial markets, domestically and internationally, for one or more of the Company’s new products; whether the Company will achieve positive outcomes in its litigation with Axon; whether and the extent to which the US Patent and Trademark Office (USPTO) rulings will curtail, eliminate or otherwise have an effect on the actions of Axon and others in the marketplace respecting the Company, its products and customers; its ability to deliver its newer product offerings as scheduled, and in particular the new EVO-HD product platform, obtain the required components and products on a timely basis, and have them perform as planned; whether the new partnership with NASCAR will help expand the appeal for the Company’s products and services; its ability to maintain or expand its share of the markets in which it competes, including those outside the law enforcement industry; whether it will be able to adapt its technology to new and different uses, including being able to introduce new products; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “projects,” “should,” or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. It does not undertake to publicly update or revise forward-looking statements, whether because of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2018 and quarterly report on Form 10-Q for the three months ended March 31, 2019, filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO, at (913) 814-7774 or
Thomas J. Heckman, CFO, at (913) 814-7774

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

MARCH 31, 2019 AND DECEMBER 31, 2018

	March 31, 2019	December 31, 2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,379,521	$3,598,807
Accounts receivable-trade, less allowance for doubtful accounts of $70,000 – 2019 and 2018	1,702,249	1,847,886
Accounts receivable-other	434,951	382,412
Inventories, net	6,995,333	6,999,060
Income tax refund receivable, current	44,603	44,603
Prepaid expenses	237,631	429,403

Total current assets	11,794,288	13,302,171

Furniture, fixtures and equipment, net	232,052	247,541
Intangible assets, net	477,936	486,797
Operating lease right of use assets	387,426	—
Income tax refund receivable	45,397	45,397
Other assets	298,552	256,749

Total assets	$13,235,651	$14,338,655

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,623,707	$784,599
Accrued expenses	1,660,972	2,080,667
Current portion of operating lease obligations	433,007	—
Contract liabilities-current	1,663,009	1,748,789
Proceeds investment agreement, at fair value-current	6,000,000	—
Income taxes payable	3,933	3,689

Total current liabilities	11,384,628	4,617,744

Long-term liabilities:
Proceeds investment agreement, at fair value- less current portion	3,279,000	9,142,000
Operating lease obligations- less current portion	35,580	—
Contract liabilities-long term	1,912,599	1,991,091

Total liabilities	16,611,807	15,750,835

Commitments and contingencies

Stockholder’s Equity (Deficit):
Common stock, $0.001 par value; 50,000,000 shares authorized; shares issued: 11,126,055 – 2019 and 10,445,445 – 2018	11,126	10,445
Additional paid in capital	79,358,024	78,117,507
Treasury stock, at cost (63,518 shares)	(2,157,226)	(2,157,226)
Accumulated deficit	(80,588,080)	(77,382,906)

Total stockholders’ equity (deficit)	(3,376,156)	(1,412,180)

Total liabilities and stockholders’ equity (deficit)	$13,235,651	$14,338,655

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED MARCH 31, 2019 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED

MARCH 31, 2019 AND 2018
(Unaudited)

	Three Months ended March 31,
	2019	2018

Revenue:
Product	$1,920,464	$1,991,113
Service and other	630,332	480,400

Total revenue	2,550,796	2,471,513

Cost of revenue:
Product	1,263,071	1,253,019
Service and other	105,985	109,100

Total cost of revenue	1,369,056	1,362,119

Gross profit	1,181,740	1,109,394
Selling, general and administrative expenses:
Research and development	462,171	440,120
Selling, advertising and promotional	755,989	674,405
Stock-based compensation	725,198	493,519
General and administrative	2,324,540	1,474,666

Total selling, general and administrative expenses	4,267,898	3,082,710

Operating loss	(3,086,158)	(1,973,316)

Interest and other income	17,984	1,616
Change in warrant derivative liabilities	—	889
Change in fair value of secured convertible debentures	—	12,807
Change in fair value of proceeds investment agreement	(137,000)	—
Loss on the extinguishment of secured convertible debentures	—	(500,000)
Interest expense	—	(130,228)

Loss before income tax (benefit)	(3,205,174)	(2,588,232)
Income tax (benefit)	—	—

Net loss	$(3,205,174)	$(2,588,232)

Net loss per share information:
Basic	$(0.29)	$(0.37)
Diluted	$(0.29)	$(0.37)

Weighted average shares outstanding:
Basic	10,941,856	7,030,809
Diluted	10,941,856	7,030,809

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED MARCH 31, 2019 FILED WITH THE SEC)